Exhibit 99.1

Stratex Announces Offer to Acquire Magellan Petroleum

Watertown, CT, August 28, 2012 (GLOBE NEWSWIRE) – Stratex Oil & Gas Holdings, Inc. (OTCQB:STTX) (“Stratex”), today announced that it has made an offer to acquire Magellan Petroleum (NASDAQ: MPET) for $2.30 per share in cash and stock. The offer was made in a letter to Magellan’s CEO with a copy to the Board of Directors yesterday after the CEOs of the two companies had previously discussed Stratex’s interest in acquiring Magellan, but had failed to come to any definitive understanding.

At $2.30 per share, the offer provides a 137% premium to Magellan’s shareholders based on Friday’s closing price of $.97 and is 34% above Magellan’s 52-week high of $1.72. The total value of the transaction is approximately $124 million dollars.  Stratex is fully committed to pursuing this transaction, and has secured committed financing to complete the cash portion of the offer.

Stratex management believes the value of Magellan’s assets has not been realized in the public markets. Stratex management has many years of experience dealing with the financial community and strongly believes that a combination of the two companies will increase access and visibility in the financial markets and unlock substantial value for shareholders of both companies.

 Stephen Funk, CEO of Stratex added: “We are excited about the increased acreage and production plus the growth potential and synergies that could be realized from this accretive transaction.  Bringing together the complementary skills and strengths of both management teams would greatly benefit both Magellan and Stratex shareholders.  We are confident that the Stratex/Magellan combination will create greater value than the two entities could each achieve separately.

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About Stratex Oil & Gas Holdings, Inc.

Stratex is an independent energy company focused on the exploration, acquisition, and production of crude oil in the Bakken and Three Forks formations in North Dakota and Montana. It’s oil and natural gas operations are primarily concentrated in two Rocky Mountain basins, the Williston Basin of North Dakota and Montana, and the Green River Basin of Wyoming. Stratex’s corporate strategy is to internally identify prospects, acquire lands encompassing those prospects, and evaluate those prospects using subsurface geology, geophysical data, and exploratory drilling.  Using this strategy, Stratex has developed an oil portfolio of proven reserves, as well as development and exploratory drilling opportunities on high potential oil prospects.

Stratex’s core operating areas are the Williston Basin in North Dakota and Montana, and the and the Denver-Julesburg Basin in Colorado.  In the Williston Basin, Stratex focuses on oil production from multiple zones including the Bakken Shale and Three Forks Sanish Formations. In the Denver-Julesberg Basin Stratex focuses on the Niobrara Formations.

Stratex engages geologists, petroleum engineers, and geophysicists with years of relevant industry experience in the basins where the Company operates.  Stratex strives to retain operations on its lands wherever possible in order to control the timing of the development of its leasehold. For more information visit: http://www.stratexoil.com

Safe Harbor

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Additionally, words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" "project" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the events or results anticipated by these forward- looking statements may not occur. Factors that could cause or contribute to such differences include the ability of Stratex Oil & Gas to attract customers for its services, and to continue developing its oil & gas assets.  Further information on Stratex's risk factors is contained in its filings with the Securities and Exchange Commission, including the Form 8-K filed in connection with the Merger. Stratex Oil & Gas does not undertake any duty nor does it intend to update the results of these forward-looking statements.

Investor Contact:

Gerald Kieft
The WSR Group
772-219-7525 (tel)
IR@theWSRgroup.com